Exhibit 15.3

TELECOMMUNICATIONS SERVICES OF TRINIDAD AND

TOBAGO LIMITED

SPECIAL PURPOSE FINANCIAL STATEMENTS

31st March 2005

TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

SPECIAL PURPOSE FINANCIAL STATEMENTS

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CORPORATE INFORMATION

DIRECTORS

Christian Mouttet – Chairman, BA

Leonardo DeBarros, BSc

Dr. Sharon-ann Gopaul-Mc Nicol

John Jardim, FCIB, FCIS

Mark Macfee, BA, FCA

Jacqueline Quamina, MA, MBA (UWI), LLB

Balroop Roopnarine, Attorney-at-Law

Robert Rowley, FCMA

CHIEF EXECUTIVE OFFICER	Carlos Espinal, BSC, MSc/PMD
CORPORATE SECRETARY	Norris E Campbell, BSc, FCCA, CA
REGISTERED OFFICE	1 Edward Street Port of Spain Trinidad, W.I.
PRINICIPAL BANKERS	Scotiabank Trinidad and Tobago Limited Corner Park and Richmond Streets Port of Spain Trinidad, W.I.
BANK OF NOVA SCOTIA	New York Agency One Liberty Plaza New, NY 10006 USA
AUDITORS	KPMG 4th Fl Scotia Centre 56-58 Richmond Street Port of Spain P.O. Box 1328 Trinidad, W.I.
PRINCIPAL ATTORNEYS	J.D. Sellier and Company 129-131 Abercromby Street Port of Spain Trinidad, W.I.

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DIRECTORS’ REPORT

The Directors have pleasure in submitting their Report and the Special Purpose Financial Statements for the year ended 31st March, 2005.

Financial Results	TT$’000

Profit for the year after taxation	293,829
Retained earnings brought forward	2,210,469
2,504,298
Dividend paid	(187,537)
Retained earnings carried forward	2,316,761

Dividends

In addition to the declared interim dividend of TT$65.2 million, the Board of Directors recommends the payment of a final dividend of TT$81.7 million which would be in keeping with the dividend policy stated in the Shareholders’ Agreement.

Directors

The following Directors served during the period under review:

Mr. Christian Mouttet, Chairman, Ms. Lisa Agard (resigned 10th January, 2005), Dr, Sharon-ann Gopaul-Mc Nicol, Mr. Mark Macfee, Mr. John Jardim, Ms. Jacqueline Quamina, Mr. Balroop Roopnarine, Mr. Robert Rowley, Mr. Leonardo DeBarros (elected 11th January, 2005), Mr. Paul Rodgers (resigned 27th July, 2004)

Auditors

The audit firm of KPMG was appointed to perform the audit of these special purpose financial statements.

Annual Meeting

The Thirty-Fifth Annual Meeting of the Company was held on 11th August, 2004

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REPORT OF THE INDEPENDENT AUDITORS

To the Directors of Telecommunications Services of Trinidad and Tobago Limited

We have audited the accompanying balance sheet of Telecommunications Services of Trinidad and Tobago Limited (“the Company”) as at March 31, 2005 and the related income statement, statement of cash flows and statement of changes in shareholders’ equity for the year ended March 31, 2005 as set out on pages 5 to 30. These special purpose financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these special purpose financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the special purpose financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2005, the results of its operations, changes in its shareholders’ equity and its cash flows for the year then ended, in accordance with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 23 to the special purpose financial statements.

KPMG Trinidad and Tobago

Port of Spain

Date: September 12th, 2005

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

BALANCE SHEET

AS AT 31ST MARCH, 2005

	Notes		2005 TT$’000	Unaudited 2004 TT$’000
ASSETS
Non-current assets
Property, plant and equipment	3		2,979,336	3,072,068
Defined benefit plans asset	4	a	415,800	304,400
Deferred tax asset	5	c	11,181	7,612
Available for sale investment	2	f	–	8,882
			3,406,317	3,392,962
Current assets
Inventories	7		158,692	132,012
Accounts receivable and prepayments	8		457,908	423,429
Short term investments			4,623	–
Construction work-in-progress	6		46,104	34,080
Cash and cash equivalents	9		268,138	171,700
			935,465	761,221
Total assets			4,341,782	4,154,183

SHAREHOLDERS’ EQUITY AND LIABILITIES
Shareholders’ equity
Stated capital	10		572,717	572,717
Capital reserves			–	2,786
Retained earnings			2,316,761	2,210,469
			2,889,478	2,785,972
Non-current liabilities
Retirement benefit obligations	4	a	29,694	25,372
Borrowings-non current portion	11	a	298,330	364,779
Deferred tax liability	5	d	219,294	167,275
			547,318	557,426
Current liabilities
Employee benefits	12		325,408	150,073
Accounts payable and accruals	13		351,124	399,908
Deferred revenue	14		85,525	37,411
Tax payable			36,511	124,083
Borrowings – current portion	11	a	106,418	99,310
			904,986	810,785
Total shareholders’ equity and liabilities			4,341,782	4,154,183

The notes on pages 9 to 30 form part of these special purpose financial statements

The Board of Directors authorized these special purpose financial statements for issue on September 12th, 2005.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF INCOME

FOR THE YEAR ENDED 31ST MARCH, 2005

	Notes	2005 TT$’000	Unaudited 2004 TT$’000
Gross operating revenue
Gross revenue		2,503,491	2,272,503
Operating expenses
Cost of sales	15	325,010	279,953
Personnel		560,350	446,348
Voluntary separation cost		251,000	–
Depreciation		498,694	461,156
Maintenance and repairs		128,098	93,171
Other	16	318,212	321,752
		2,081,364	1,602,380
Operating profit		422,127	670,123
Net finance cost
Interest income		5,302	5,399
Interest expense		(23,431)	(32,372)
		(18,129)	(26,973)
Other Income
Gain on disposal of available for sale investment	2f	7,175	1,291
Profit before taxation	17	411,173	644,441
Less: Taxation	5a	117,344	194,879
Profit after taxation		293,829	449,562

The notes on pages 9 to 30 form part of these special purpose financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF CASH FLOW

FOR THE YEAR ENDED 31ST MARCH, 2005

	2005 TT$’000	Unaudited 2004 TT$’000
Cash flows from operating activities
Profit for the year before taxation	411,173	644,441
Adjustments for:
Foreign exchange (gain)/loss	(572)	1,458
Gain on disposal of property, plant and equipment	(329)	(3,793)
Depreciation	498,694	461,156
Finance costs	23,431	32,372
Interest income	(5,302)	(5,399)
Interest received	6,037	4,801
Gain on disposal of available for sale investment	(7,175)	(1,291)
Pension income and contributions paid	(111,400)	(57,000)
Post employment medical costs and premiums paid	4,322	3,390
Operating profit before working capital changes	818,879	1,080,135
Increase in accounts receivable & prepayments	(35,504)	(11,433)
(Increase)/decrease in inventories	(26,680)	10,589
Increase in construction work-in-progress	(12,024)	(34,080)
Increase/(decrease) in employee benefits	175,335	(91,676)
Increase in accounts payable, accruals and deferred revenue	2,920	42,146
Cash generated from operations	922,926	995,681
Finance costs paid	(26,048)	(35,263)
Taxes paid	(156,466)	(171,309)
Net cash generated from operating activities	740,412	789,109
Cash flows from investing activities
Purchase of short-term investments	(4,623)	–
Purchase of property, plant and equipment	(405,962)	(479,439)
Proceeds from disposal of property, plant and equipment	220	4,091
Proceeds from disposal of available for sale investment	13,273	2,274
Net cash used in investing activities	(397,092)	(473,074)
Cash flows from financing activities
Loan drawdowns	40,000	–
Loan repayments	(99,345)	(98,326)
Dividends paid	(187,537)	(232,203)
Net cash used in financing activities	(246,882)	(330,529)
Net increase/(decrease) in cash and cash equivalents	96,438	(14,494)
Cash and cash equivalents at beginning of year	171,700	186,194
Cash and cash equivalents at end of year (note 9)	268,138	171,700

The notes on pages 9 to 30 form part of these special purpose financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED 31ST MARCH, 2005

	Stated capital TT$’000	Capital reserves TT$’000	Retained earnings TT$’000	Shareholders’ equity TT$’000
Balance as at April 1st 2003 – unaudited	572,717	2,786	1,993,110	2,568,613
Net profit after taxation - unaudited	–	–	449,562	449,562
Dividends paid - unaudited (note 21)	–	–	(232,203)	(232,203)
Balance as at March 31st 2004 - unaudited	572,717	2,786	2,210,469	2,785,972

Balance as at April 1st 2004 - unaudited	572,717	2,786	2,210,469	2,785,972
Net profit after taxation	–	–	293,829	293,829
Dividends paid (note 21)	–	–	(187,537)	(187,537)
Realised gain on sale of investment (note 2f)	–	(2,786)	–	(2,786)
Balance as at March 31st 2005	572,717	–	2,316,761	2,889,478

The notes on pages 9 to 30 form part of these special purpose financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

1.	Incorporation and principal activity

The Company was incorporated in Trinidad and Tobago on May 1968 and on 15th April, 1999 the Company obtained its Certificate of Continuance under the Companies Act 1995. Its domestic operations are regulated by the Trinidad and Tobago Telephone Act Chapter 47:330 (Act 7 of 1968), subsequently amended in 1976 and 1990.

The Company’s registered office is located at 1 Edward Street, Port of Spain and its principal activity is the provision of both internal and external telecommunications services to the Republic of Trinidad and Tobago.

Cable & Wireless (West Indies) Limited holds a 49% interest in the Company. The 51% shareholding held by the Government of Trinidad and Tobago was transferred to National Enterprises Limited on 19th September 2000.

2.	Statement of accounting policies	a)	Basis of accounting

These special purpose financial statements are prepared under the historical cost convention, in accordance with International Financial Reporting Standards (“IFRS”). Note 23 sets out the qualitative differences between IFRS and Statement of Generally Accepted Accounting Principles in the United States of America (“US GAAP”).

No account is taken of the effects of inflation.

The financial information for 2004 is unaudited and have been prepared for comparative information purposes only.

		b)	Use of estimates

The preparation of financial statements, in conformity with International Financial Reporting Standards, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

		c)	Foreign currency translation
These financial statements are stated in Trinidad and Tobago dollars. The exchange rate ruling at the balance sheet date was US$1 = TT$6.2999 (March 2004: US$1 = TT$6.2998).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

2.	Statement of accounting policies (continued)	c)

Foreign currency translation (continued)

Foreign currency transactions during the period are converted at the rates ruling at the date of the transaction or at a rate, which approximates the actual rate. Monetary assets and liabilities in foreign currencies at the balance sheet date are translated at rates ruling at that date. Profits or losses thus arising are dealt with in the statement of income.

d)

Property, plant and equipment

Items of property, plant and equipment are stated at historical cost less accumulated depreciation and impairment allowances. The cost of self-constructed property, plant and equipment includes the cost of materials and direct labour.

		(i)	Plant in service Depreciation on property, plant and equipment is provided on a straight-line basis. The estimated useful lives of depreciable plant are as follows:
Properties
			Freehold building	50 years
			Leasehold properties	Over the period of lease
Technical assets
			Central office equipment	5-12 years
			External cable plant	20 years
			Plant & machinery; Share of Americas 1	15 years
			Towers	36 years
			Underground conduit	40 years
			Customers’ installations	8 years
Other
			Furniture and office equipment including computers	3-7 years
			Indefeasible Rights of Use	10 years
			Tools and implements	15 years
			Vehicles	4 years
Land is not depreciated as it is deemed to have an indefinite life.
(ii)

Plant under construction

Property, plant and equipment under construction are recorded as plant under construction (PUC) until they are ready for their intended use, thereafter they are transferred to the related category of property, plant and equipment and depreciated over their estimated useful lives. The cost of PUC includes allocation of labour and overhead in accordance with IAS 16, “Property, Plant and Equipment”. The total expenses capitalised for the year amounted to approximately TT$37 million (2004: TT$44 million, unaudited).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

2. Statement of accounting policies (continued)

d)        Property, plant and equipment (continued)

(iii)     Impairment

The carrying amount of property, plant and equipment is reviewed whenever events or changes in circumstances indicate that impairment may have occurred, and where carrying values exceed this estimated recoverable amount, assets are written down to their recoverable amount.

(iv)     Repairs and renovations

Repairs and renovations are normally expensed as they are incurred. Expenses are reported as assets only if the amounts involved are substantial and one or more of the following conditions are satisfied: the original useful life is prolonged, the production/service capacity is increased, the quality of the products/services is enhanced materially or production/service costs are reduced considerably.

(v)      Borrowing cost

Interest cost on borrowings to finance capital expenditure on development projects are expensed during the period of time that is required to complete the asset for its intended use.

e)        Employee benefits

(i)       Retirement benefits plans

The Company operates three defined benefit plans, namely the Textel Pension Plan, the Telco Staff Pension Fund Plan and the TSTT Pension Plan. The current employees are all covered by either the Telco Staff Pension Fund Plan or the TSTT Pension Fund Plan. The Textel Pension Fund Plan operates only to pay benefits to those pensioners who have opted to remain in that plan. However, the constructive benefit obligation is based on the benefit structure of the TSTT Pension Plan.

For defined benefit plans, the pension accounting costs are assessed using the projected unit credit method. Under this method, the cost of providing pensions is charged to the statement of income so as to spread the regular cost over the service lives of employees in accordance with the advice of independent actuaries who carry out a full valuation of the plans every three years. The pension obligation is measured as the present value of the estimated future cash outflows. All actuarial gains and losses to be recognised are spread forward over the average remaining service lives of employees.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

2. Statement of accounting policies (continued)

ii)       Post employment medical benefits

The Company operates a post employment medical benefit plan that is insured with Colonial Life Insurance Company (CLICO). Medical benefits are available on retirement to all current retirees and employees. The plan has been in existence since 1st September, 1997 and is run alongside an arrangement to provide in-service medical benefits to employees. CLICO charges the Company one premium based on the number of current employees only. The premiums are met jointly by the Company and current employees only. No specific premiums are paid in respect of the cover provided to current retirees.

The International Accounting Standard (IAS) 19 ‘Employee Benefits’ requires the Company to account for the cost of the post-employment medical plan benefits during the period of employment with the Company so that the cost of these post-employment medical benefits is fully provided by the time the employee retires.

The IAS 19 liability is calculated by an independent actuary by quantifying the margins implicitly contained in the premium paid to CLICO by the Company. This margin is translated into a per-capita cost of medical benefits for 2004/2005 in respect of retirees currently covered by the plan. The data from CLICO for retirees currently covered by the post employment medical plan together with the data used to calculate the IAS 19 pension plan assets figures are then used to estimate the future post employment medical benefit obligation.

(iii)    Short term employee benefits

The Company recognises the expected cost of vacation earned not yet taken by its employees as an expense.

f)        Available for sale investment

This represents the Company’s share of the accumulated capital cost and working capital prepayment with the International Telecommunications Satellite (INTELSAT) Organisation.

This asset was disposed during the financial year 2004/2005 and all gains and losses arising from the sale, including revaluations previously recorded in the capital reserve have been recognized in the Statement of Income.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

2. Statement of accounting policies (continued)

g)       Taxation

The liability approach for accounting for corporation taxes is used whereby under this method, deferred taxes are provided for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using current corporation tax rates.

Deferred tax liabilities are recognised for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognised for temporary differences that will result in deductible amounts in future years.

h)       Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past transaction or event and it is possible that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

i)        Leases

Leases where the lessor effectively retains substantially all the risk and benefits of the ownership of the leased term are classified as operating leases. Operating lease payments are recognised as an expense in the statement of income on a straight line basis over the lease term.

The Company has no finance leases.

j)        Trade and other receivables

Trade receivables, excluding government balances which generally have 30-90 days terms are recognised and carried at the original billed amounts less allowances for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable.

Receivables from related parties are recognised and carried at cost.

k)       Trade and other payables

Liabilities for trade and other accounts payable which are normally settled on 30-90 day terms are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the Company.

l)        Inventories

Inventories held for use in the maintenance and expansion of the Company’s telecommunications systems are stated at landed cost, less provision for deterioration and obsolescence. Inventory held for resale are stated at the lower of cost and net realisable value, determined on the weighted average basis.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

2. Statement of accounting policies (continued)

m)      Cash and cash equivalents

Cash and cash equivalents are short-term highly liquid investments with an original maturity of three months or less, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

n)       Revenue recognition

Operating revenue represents amounts, excluding general consumption tax billed, for the provision of domestic and international telecommunications services. In accordance with normal practice in the telecommunications industry, estimates are included to provide for that portion of revenue which carriers have not yet reported.

Telephone service revenues are recorded based on call units and minutes of traffic respectively, plus basic fees on a monthly billing cycle basis.

Prepaid mobile airtime is recognised based upon usage of prepaid cards by customers. Revenue relating to unused card balances, as well as cards sold but not activated on the prepaid platform, is deferred to the following accounting period.

Post Paid mobile service revenue is recorded based on monthly package rental fees plus additional revenue for any usage in excess of allocated package minutes, on a monthly billing cycle. Revenue associated with unused package minutes is deferred to the following billing cycle.

Internet Revenue is recognised based on monthly package rental fees plus additional revenue for usage in excess of the package minutes.

Directory advertising – This represents amounts billed to customers in the current year for directory publication in the following year. Revenue is recognised when the directory is published, in equal monthly installments.

Business services – This represents amounts billed on contracts in progress. On completion of the contracts, the deferred income is offset against the deferred charges related to the contract and the resulting profit/loss is recognised in the statement of income.

Mobile equipment revenue is recognised upon delivery of equipment to customers.

Other telecommunication services revenues, including leased circuits are recorded when the services are rendered to customers.

o)       Comparative figures

Certain changes in presentation have been made during the year to the classification of expenses. Comparative figures have been reclassified to conform with current year’s classification.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

	Unaudited Balance at 31/03/2004 TT$’000	Additions/ (transfers) TT$’000	Disposals TT$’000	Balance at 31/03/2005 TT$’000

3. Property, plant and equipment

At cost:

Properties

Freehold properties	355,394	19,425	–	374,819
Leasehold properties	126,467	19,527	–	145,994
	481,861	38,952	–	520,813
Technical assets

Central office equipment	2,034,507	264,647	96	2,299,058
Customer installation	1,160,033	40,462	–	1,200,495
External cable plant	1,059,115	49,609	19,895	1,088,829
Plant & machinery	9,386	1,813	–	11,199
Towers	64,426	–	–	64,426
Underground conduit	516,640	15,219	–	531,859
Share of Americas 1	86,455	1,471	–	87,926
	4,930,562	373,221	19,991	5,283,792
Other

Furniture & fittings	49,004	2,322	–	51,326
Indefeasible Rights of Use	26,431	–	–	26,431
Air conditioning	15,934	138	–	16,072
Tools & implements	30,998	1,860	–	32,858
Vehicles	102,505	1,368	7,923	95,950
Computer equipment	399,902	27,581	3,851	423,632
Plant under construction	518,237	(39,480)	–	478,757
	1,143,011	(6,211)	11,774	1,125,026

Total cost	6,555,434	405,962	31,765	6,929,631

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

	Unaudited Balance at 31/03/2004 TT$’000	Depreciation charges TT$’000	Disposals TT$’000	Balance at 31/03/2005 TT$’000

3. Property, plant and equipment (continued)

Accumulated depreciation:

Properties

Freehold properties	65,807	6,632	–	72,439
Leasehold properties	23,980	1,917	–	25,897
	89,787	8,549	–	98,336
Technical assets

Central office equipment	1,073,128	268,852	96	1,341,884
Customer installation	966,748	48,584	–	1,015,332
External cable plant	646,663	81,457	19,895	708,225
Plant & machinery	8,337	424	–	8,761
Towers	35,181	1,633	–	36,814
Underground conduit	198,899	13,308	–	212,207
Share of Americas 1	45,453	5,814	–	51,267
	2,974,409	420,072	19,991	3,374,490

Other

Furniture & fittings	38,638	2,291	–	40,929
Indefeasible Rights of Use	25,369	414	–	25,783
Air conditioning	5,321	957	–	6,278
Tools & implements	17,185	1,535	–	18,720
Vehicles	86,880	7,932	7,923	86,889
Computer equipment	245,777	56,944	3851	298,870
	419,170	70,073	11,774	477,469
Total accumulated depreciation	3,483,366	498,694	31,765	3,950,295
Net carrying amount	3,072,068			2,979,336

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

4.	Pension & other post employment benefits	(a)	Amounts recognised in the balance sheet	Pension plans		Post employment medical benefit
				2005 TT$’000	Unaudited 2004 TT$’000	2005 TT$’000	Unaudited 2004 TT$’000

			Benefits obligations	(2,081,600)	(1,843,700)	(50,829)	(49,298)
			Plans assets	3,025,400	2,626,500	–	–
				943,800	782,800	(50,829)	(49,298)
			Unrecognised actuarial (gain)/losses	(341,400)	(320,800)	21,135	23,926
			Un-utilisable asset	(186,600)	(157,600)	–	–
			Benefits asset/(liability)	415,800	304,400	(29,694)	(25,372)

		(b)	Amounts recognised in the statement of income
			Current service cost	68,000	44,900	3,522	2,266
			Interest costs	119,500	106,200	3,156	2,046
			Expected return on plans assets	(210,200)	(196,100)	–	–
			Curtailment and settlements	(80,900)	(3,600)	(2,118)	326
			Termination Cost	17,300	–	–	–
			Net amortised gain	(3,900)	(3,500)	1,266	108
			Un-utilisable asset adjustment	29,000	18,700	–	–
			Net benefit (income)/cost	(61,200)	(33,400)	5,826	4,746
			Actual return on plans assets	379,600	663,900	–	–

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

				Pension plans		Post employment medical benefit
4.	Pension & other post employment benefits (continued)	(c)	Movement on the asset/(liability) recognised in the balance sheet	2005 TT$’000	Unaudited 2004 TT$’000	2005 TT$’000	Unaudited 2004 TT$’000

			At the beginning of the year	304,400	247,400	(25,372)	(21,982)
			Net benefit income/(cost)	61,200	33,400	(5,826)	(4,746)
			Contributions	50,200	23,600	1,504	1,356
			At the end of the year	415,800	304,400	(29,694)	(25,372)

(d)	Principal actuarial assumptions used for accounting purposes were:

		2005	2004

	Discount rate	6.5%	6.5%
	Expected rate of return on plan assets	8.0%	8.0%
	Future salary increases	5.5%	5.5%
	Future pension increases	3.0%	3.0%
	Medical expense increases	6.0%	6.0%

(e)

As a consequence of the High Court Action – LOPEZ vs. TSTT and RBTT Trust Co. Ltd., in 2001/2002 it was determined that the unallocated surplus of the Textel Pension Plan could not be transferred to TSTT’s pension plan. The amount of the surplus recognised in respect of the Textel Plan was accordingly limited under IAS 19 giving rise to the un-utilisable asset adjustment of TT$ 29M in 2005 (2004:TT$ 18.7M – unaudited).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

				2005 TT$’000	Unaudited 2004 TT$’000
5.	Taxation	(a)	Components of the tax expense
			Deferred tax	48,450	38,749
			Current tax – current year tax expense	70,941	154,758
			– prior year tax (income)/expense	(2,047)	1,372
				117,344	194,879

		(b)	Reconciliation of accounting to tax profit:	2005 TT$’000	Unaudited 2004 TT$’000
			Profit before taxation	411,173	644,441
			Tax at 30%	123,352	193,332
			Tax effect of income/allowances treated differently in determining taxable profits	(3,410)	(2,043)
			Green fund levy	2,507	2,218
			Other	(3,058)	–
			Prior years’(over)/under provision- current tax	(2,047)	1,372
				117,344	194,879

		(c)	Components of deferred tax asset	2005 TT$’000	Unaudited 2004 TT$’000
			Interest payable	2,273	–
			Post employment medical benefit	8,908	7,612
				11,181	7,612

		(d)	Components of deferred tax liability	2005 TT$’000	Unaudited 2004 TT$’000
			Property, plant and equipment	(94,554)	(75,955)
			Defined benefit plans asset	(124,740)	(91,320)
				(219,294)	(167,275)

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

6.	Construction work - in - progress

This represents the excess of the costs incurred over progress billings to date on a communication solution to enhance the functioning and delivery of electronic services for a third party. Completion testing had not yet been completed as at 31st March 2005 hence no revenue has been recognised to date.

			2005 TT$’000	Unaudited 2004 TT$’000
7.	Inventories	Cable	16,415	20,560
		Mobile	101,742	63,137
		Business systems	17,037	16,550
		Materials and supplies	51,530	48,865
		Provision for obsolescence	(28,032)	(17,100)
			158,692	132,012

			2005 TT$’000	Unaudited 2004 TT$’000
8.	Accounts	Foreign telecom administrations	41,456	47,960
	receivable and prepayments	Amounts due from customers	499,068	454,870
		Sundry debtors and prepayments	183,268	131,450
		Provision for doubtful debts	(265,884)	(210,851)
			457,908	423,429

			2005 TT$’000	Unaudited 2004 TT$’000
9.	Cash and cash equivalents	Cash at bank and in hand	268,138	171,700

The Company has unsecured bank overdraft facilities up to a maximum of TT$50 million

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

			2005 TT$’000	Unaudited 2004 TT$’000
10.	Stated capital	Authorised
		1,300,000,000 ordinary shares of no par value

		Issued
		282,820,361 ordinary shares of no par value	572,717	572,717

				2005 TT$’000	Unaudited 2004 TT$’000
11.	Borrowings	(a)	Long term loans
			Balance brought forward	464,089	563,230
			Drawdowns	40,000	–
			Foreign exchange loss arising from currency translations during the year	4	138
				504,093	563,368
			Repayments	(99,345)	(99,279)
			Balance carried forward	404,748	464,089
			Amounts due within one year	106,418	99,310
			Amounts due within 2 to 5 years	298,330	344,227
			Amounts due after 5 years	–	20,552
				404,748	464,089
(b)	Interest rates

The Republic Bank Limited loan is tied to the average of the Trinidad and Tobago dollar prime rates of Republic Bank Limited, RBTT, and Scotiabank Limited at 30th November each year minus 4.40%. The loans from Royal Bank, Export Import Bank of the United States and Export Development Corporation are all at fixed rates.

	Floating interest rates	5.10%
	Fixed interest rates	4.72% - 11.45%
(c)	Long term loan facilities
		2005 TT$’000	Unaudited 2004 TT$’000
	- at fixed rates	290,248	321,089
	- at floating rates	114,500	143,000
		404,748	464,089

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

11.	Borrowings (continued)	(d)	Security
These long-term loans are held with various local and foreign financial institutions and are unsecured.
		(e)	Repayments
The Company’s loans are being repaid within varying periods ranging between January 2006 and October 2009.
		(f)	Fair value of fixed rate loans
The fair value of the fixed rate long-term loan is based on estimated future cash flows discounted using the current market rates for debt of the same remaining maturities and credit risks.

	Carrying amounts		Fair values
	2005 TT$’000	Unaudited 2004 TT$’000	2005 TT$’000	Unaudited 2004 TT$’000

Balance at 31st March	290,248	321,089	292,410	330,302

				2005 TT$’000	Unaudited 2004 TT$’000
12.	Employee benefits
		(a)	Liabilities arising from Human Resources including accrued vacation leave and provisions for retroactive salaries and termination benefits.
				325,408	150,073

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

			2005 TT$’000	Unaudited 2004 TT$’000
13.	Accounts payable	Foreign telecom administrations	13,637	4,534
	and accruals	Cable and Wireless (West Indies) Limited	5,239	2,577
		Trade payable	223,429	307,005
		Other payables	108,819	85,792
			351,124	399,908

14.	Deferred revenue		2005 TT$’000	Unaudited 2004 TT$’000
		Mobile	68,138	19,939
		Directory	14,300	13,614
		Business services	3,087	3,858
			85,525	37,411

15.	Cost of sales		2005 TT$’000	Unaudited 2004 TT$’000
		Out-payments	60,927	61,759
		Equipment usage	214,235	198,307
		Commissions	49,848	19,887
			325,010	279,953

16.	Operating expenses - Other	Other operating expenses in the main include advertising, bad debt provisions, contract services and supplies and related expenses.

17.	Profit before taxation		2005 TT$’000	Unaudited 2004 TT$’000
		This is arrived at after charging the following items:

		Exchange (gain)/loss	(572)	1,458
		Provision for doubtful debts	83,379	60,095
		Stock write-off/provision for obsolescence	10,931	2,576

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

18.	Related party transactions		The transactions with the Company’s related party Cable & Wireless (West Indies) Limited are as follows:
				2005 TT$’000	Unaudited 2004 TT$’000
			Technical and professional fees and purchases	9,424	9,386
			Traffic settlements (net)	10,830	6,286
			Directors’ fees and allowances	290	105
19.	Financial instruments

Exposure to various types of financial risks arises in the ordinary course of the company’s business. Derivatives financial instruments are not currently used to reduce exposure to fluctuations in interest and foreign exchange rates.

Financial instruments carried on the balance sheet include cash and cash equivalents, accounts receivables and prepayments, investments, accounts payable and accruals and borrowings. Transactions in financial instruments have resulted in the Company assuming the financial risks described below:

		(a)	Interest rate risk
			The changes in market interest rates on the Company’s loans cause exposure to interest rate risk. Included in note 11 is information on the maturity dates as well as effective interest rates.
		(b)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. For certain customers the company requires cash deposits in respect of financial assets, materially trade receivables. The cash deposits generally cover significant credit risk related to such customers.

Additionally, appropriate credit procedures are in place to minimize exposure to credit risk generally. These include credit evaluations on all new customers and comprehensive procedures for the disconnection of services to, and recovery of amounts owed by, defaulting customers. Cash and cash equivalents are placed with substantial institutions who are believed to have minimal risk of default.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

19.	Financial instruments	(c)	Fair value
(continued)

Fair value amounts represent estimates of the arms-length consideration that would be currently agreed between knowledgeable, willing parties who are under no compulsion to act and is best evidenced by a quoted market price, if one exists. Where such instruments exist, they are valued using present value or other valuation techniques and the fair value shown may not necessarily be indicative of the amounts realisable in an immediate settlement of the instruments.

The carrying amounts of the Company’s cash and cash equivalents, short term borrowings, accounts receivable, medium term receivable and accounts payable approximate to their fair value because of the short term maturities of these instruments. Amounts due to/from related companies are considered to approximate their carrying value as they represent an ability to effect set-offs in future in the amounts disclosed. Long-term assets, except for trade investments, are carried at their contracted settlement value. The estimated fair value for trade investments has been determined using available market information and appropriate valuation methodologies applied consistently.

Additionally, the cost of all monetary assets and liabilities has been appropriately adjusted to reflect estimated losses on realization or discounts on settlements.

The fair value of the Company’s floating rate long-term loans approximates its carrying amount given the floating rate nature of the loan at prevailing market rates. The fair value of the fixed rates long-term loans is based on estimated future cash flows discounted using the current market rates of debt of the same remaining maturities and credit risk (note 11f).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

19.	Financial instruments (continued)	(d)	Foreign Currency Risk

Foreign currency risk is the risk that the value of a financial instrument will fluctuate due to changes in the market exchange rate for the currency.

The company incurs foreign currency risk primarily on purchases and borrowings that are denominated in a currency other than the Trinidad and Tobago dollar. The company’s exposure is denominated in Special Drawing Rights (SDR), Gold Francs (GFC), Barbados dollar (BDOS), US dollar (USD) and Pound Sterling (GBP).

The table below shows the company’s foreign currency exposure, at balance sheet date:

Net foreign currency monetary assets / (liabilities)

	SDR ‘000	GFC ‘000	BDOS ‘000	USD ‘000	GBP ‘000
March 31, 2005	105	(465)	(672)	(69,430)	(578)

March 31, 2004 (Unaudited)	222	(5)	(639)	(94,653)	(178)

Exchange rates expressed in terms of TT$ (SDR to USD) were as follows:

	SDR	GFC	BDOS	USD	GBP
At March 31, 2005	1.528	3.1036	3.1954	6.2999	11.9377

At March 31, 2004 (Unaudited)	1.495	3.0225	3.1193	6.2998	11.6149

(e)

Market risk

Market risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market prices whether those changes are caused by factors specific to the individual security or its issuer or factors affecting all securities traded in the market.

The company’s significant exposure to market risk relates to the holding of available-for-sale trade investments are reflected in the special purpose financial statements at fair value.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

19.	Financial instruments (continued)	(f)	Liquidity risk

Liquidity risk, also referred to as funding risk, is the risk that the company will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value. Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, and the availability of funding through an adequate amount of committed credit facilities.

Due to the dynamic nature of the underlying business, the management of the company, aims at maintaining flexibility in the funding by keeping lines of credit available as well as by acquiring and maintaining prudential cash resources in appropriate currencies required to settle commitments.

20.	Commitments and contingencies	(a)	Capital expenditure commitments
At 31st March 2005 the Company has commitments of TT$555.1 million (2004: TT$103 million unaudited) for the acquisition of property, plant and equipment incidental to the ordinary course of business.
		(b)	Operating lease commitments

Operating lease expense was TT$42.2 million and TT$58.9 million (unaudited) for the years ended 31st March 2005 and 2004 respectively.

Future minimum rentals under non-cancelable leases of motor vehicles and leasehold buildings are as follows as of 31st March:

	2005 TT$’000	Unaudited 2004 TT$’000
Within one year	8,631	10,604
After one year but not more than five years	23,573	31,694
More than five years	9,000	16,585
Total	41,204	58,883

(c)	Contingent liabilities

The Company has guarantee facilities for contract performance and customs clearance certificates with its bankers amounting to TT $15.5 million.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

21.	Dividends paid

	2005 TT$’000	Unaudited 2004 TT$’000
Dividend on ordinary shares:
Interim dividend for 2004/05 of $0.23 (2003/04: $0.35)	65,217	98,462
Final dividend for 2003/04 of $0.43 (2002/03: $031)	122,320	133,741
	187,537	232,203

22.	Subsequent events	•

In April 2005 the company obtained a loan facility amounting to TT$1billion to facilitate the upgrade of the wireless network. The loan was be effected via the issue of a 10 year TT$ denominated bond with a fixed coupon rate of 6.225%. The loan was secured by a mortgage bill of sale over the specific assets being procured from the loan.

•

In March 2005 the Board of directors agreed to increase the minimum pension payable to TT$1,150 per month effective April 1st 2005. This decision was communicated to the employee base on April 22nd, 2005.

23.	US GAAP Information

Differences between International Financial Reporting Standards and United States Generally Accepted Accounting Principles

The financial statements of the Telecommunications Services of Trinidad and Tobago Limited (TSTT) have been prepared in accordance with International Financial Reporting Standards (“IFRS”), which differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Application of US GAAP would have affected the balance sheet as at March 31, 2005 and net income of year then ended. A qualitative description of material differences between IFRS and US GAAP as they relate to the Company are discussed in further detail below.

(a)

Revenue recognition

Revenue from telecommunications services mainly represents fixed line telephone, mobile, leased circuit and internet. Under IFRS the company recognizes revenue and related costs earned from access, installation and similar fees when the services are provided to the customer and the related costs are incurred.

In accordance with US GAAP, revenue earned from installation is deferred over the expected period of the customer relationship.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

23. US GAAP Information (continued)

(b)     Borrowing costs

Under IFRS (IAS 24), a company can choose to capitalise borrowing costs where they are directly attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale.

The Company has elected not to capitalize borrowing costs in respect of expenditures incurred on qualifying assets.

US GAAP (FAS 34) requires capitalisation of borrowing costs relating to the accumulated expenditures on qualifying assets including the amortisation of discount premium and issue costs on debt.

(c)      Impairment

IAS 36 requires that an entity should assess annually whether there are any indications that an asset may be impaired. An impairment loss must be recognized in the statement of income when an asset’s carrying amount exceeds its recoverable amount. In performing impairment tests under IAS 36 a comparison was made using cash flows expected from TDMA assets and the net book value of assets within TDMA Cash Generating Unit. No impairment was recorded for the year ended March 31, 2005.

Under FAS 144 there is a requirement to compare the net book value of the assets to the undiscounted cash flows expected from the future use of the said assets. Accordingly, no impairment would be recognized under US GAAP.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2005

23. US GAAP Information (continued)

(d)     Pensions and post retirement benefit obligation

There are a few differences between IFRS and US GAAP in these areas:

•         Under IAS 19 pension assets recognised cannot exceed the net total of unrecognised past service cost and net actuarial losses plus the present value of cumulative benefits available from refunds or reduction of future contributions to the plan.

Under FAS 87, net pension cost is an aggregation of various pension cost components, some of which are expenses or losses (which increase net periodic pension cost) and some of which are revenues or gains (which decrease net periodic pension cost). It is possible for the revenue or gain components to exceed the expense or loss components, resulting in net periodic pension income. A pension asset should be recognized for any plan with plan assets in excess of the projected benefit obligation.

Under FAS 87 the pension surplus is calculated as being the difference between the contributions made by the company over the net periodic costs.

•         FAS 87 allows prior service costs (i.e. the retroactive cost of benefit improvements) to be amortised over a period of years whereas IFRS requires full and immediate recognition in the current year to the extent that the benefits have already vested.

•         FAS 87 allows “market-related” asset values (e.g. the use of a smoothed market value for equities) but IFRS requires the use of market values at the accounting date.